Exhibit 99.1

1808 Swift Drive

Oak Brook, Illinois 60523-1501
Phone: 630.586.8000
Fax: 630.586.8010
www.CenterPoint-Prop.com

AT THE COMPANY:
	John S. Gates, Jr.	Paige H. Gilchrist
	Co-Chairman and CEO	Vice President, External Affairs
(630) 586-8101

For Immediate Release
Tuesday, October 26, 2004

CENTERPOINT REPORTS 57.9% EPS GROWTH AND 16.1% FFO PER SHARE GROWTH

Highlights:

•      Year-to-Date Investments of $269.9 Million; Dispositions of $236.3 Million

•      3.7 Million Square Feet of Developments Delivered or Under Construction

•      Investment Pipeline Increasing; Robust Disposition Market

•      Extended and Expanded CenterPoint Venture LLC

•      Strong Balance Sheet – 5.9 to 1 Debt Service Coverage, 5.6 to 1 Fixed Charge Coverage

•      37 Million Square Feet YTD of Gross Absorption in Metro Chicago Industrial Market

•      Executive Transition and Promotions Announced

Oak Brook, Illinois, October 26, 2004 – CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 57.9% for the third quarter 2004 to $0.60 from $0.38 for the same period in 2003.  Net income available to common shareholders increased 66.3% to $29.9 million from $18.0 million for the third quarter 2003.

Funds from operations (“FFO”) per share increased 16.1% for the third quarter 2004 to $0.65 from $0.56 for the same period in 2003.  CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gains or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  (See attached Reporting Definitions and reconciliation in Financial Statements for further explanation of FFO.)

In September 2004, CenterPoint increased full year 2004 earnings guidance to reflect better than expected occupancy as well as investment, development and disposition volumes. As a result, the Company expects to report full year 2004 EPS in the range of $1.70 - $1.90 and FFO per share in the range of $2.33 - $2.37.  Using the middle of the new guidance ranges, this represents an increase in full year 2004 EPS of 13.9% and FFO per share of 13.0% above 2003.  The Company also expects to report fourth quarter 2004 EPS in the range of $0.39 - $0.59 and FFO per share in the range of $0.61 - $0.65.

“The 1.3-billion-square-foot metropolitan Chicago industrial property market remains active – and so does CenterPoint.  So far this year, we have executed 4.6 million square feet of leases.  Additionally, we have completed $207.6 million of acquisitions and $62.3 million of developments.  We also have $87.3 million of build-to-suit developments and redevelopments under construction and $204.2 million of acquisitions under contract or letter of intent. We expect the bulk of our investments will be funded by

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dispositions of existing assets, including the $236.3 million completed year-to-date.  CenterPoint’s franchise is well positioned to exploit our expanding opportunities.  Our balance sheet is strong and capital plentiful.  We expect leasing, acquisition, development and disposition markets to remain healthy as the economy continues to improve,” stated John S. Gates, Jr., Co-Chairman and CEO.

Investment Pipeline Increasing

Year-to-date, CenterPoint has completed new investments of $269.9 million.  These investments are expected to produce a weighted average initial cash yield of 10.0% and a weighted average straight-line yield of 10.8%.

Included in year-to-date investments is the $98.7 million acquisition of 24 buildings totaling 3.4 million square feet from Prime Group Realty Trust (NYSE: PGE) announced on October 12, 2004.  The acquisition of an additional six buildings totaling 360,625 square feet is expected to close in early November 2004 after the receipt of lender consents and the satisfaction of certain other customary closing conditions.  The combined 30-building, 3.8 million square foot portfolio, together with 128 acres included in the transaction, represents substantially all of Prime’s industrial holdings and is located in various industrial submarkets throughout metropolitan Chicago.

In addition to the Prime transaction, CenterPoint in the third quarter 2004 purchased six buildings totaling 1.2 million square feet and delivered two build-to-suit developments.  CenterPoint completed the 1.0-million-square-foot DSC Logistics distribution center at CenterPoint Intermodal Center (“CIC”) and the 31,665-square-foot building for the FAA at O’Hare Express North.

CenterPoint currently has six developments under construction totaling 2.1 million square feet or $87.3 million.  In September 2004, CenterPoint signed a lease and began construction on a 181,753-square-foot build-to-suit for Ta Chen International Corporation, a specialty metals distributor.  This building is expected to be completed in July 2005 and will be the third development at CenterPoint Business Center – Gurnee.  Forty percent of total acreage at this park has been absorbed in the last six months.

Michael M. Mullen, President and Chief Operating Officer commented, “We are very pleased with our investment activity. Acquisition opportunities have rebounded and our business parks are all very active.”

“Due to this activity, we recently brought on board Brian Townsend as Senior Vice President of Investments.  He will be primarily responsible for acquisitions and dispositions, reporting to Jim Clewlow.  Brian has specialized in industrial real estate in Chicago for more than ten years and most recently served as Vice President of Leasing & Development for Duke Realty Corporation.  We are excited that Brian has joined our team to help us capitalize on the expanding opportunities in the Chicago industrial property market.”

Robust Disposition Market

Year-to-date, CenterPoint and its affiliates have completed $236.3 million of dispositions.  Proceeds have been redeployed into CenterPoint’s expanding pipeline of investments and build-to-suit developments.

In August 2004, CenterPoint sold a $108.4 million industrial portfolio to a private investor.  The transaction encompassed ten buildings totaling 2.9 million square feet, located in various submarkets throughout the greater Chicago region.

Also in the third quarter 2004, the Company sold five buildings totaling 115,860 square feet to another private investor for $5.6 million.

The industrial real estate market remains very liquid with strong demand from users, investors and a variety of other buyer types.  This consistent liquidity supports the Company’s business strategy of selling stabilized assets and redeploying the capital into assets where it can add value.

Leasing on Plan

Year-to-date leasing totals 4,636,127 square feet, of which 2,346,407 square feet was executed in the third quarter 2004.  Rents on year-to-date leasing are expected to increase at an average rate of 6.5% on a GAAP basis and increase 1.0% on a cash basis.  Of total year-to-date leasing, 3,624,998 square feet was renewed, replaced or relocated.  Rents on the renewals and replacements are expected to increase at an average rate of 3.4% on a GAAP basis and increase 0.6% on a cash basis.

At September 30, 91.4% of the Company’s in-service industrial portfolio was leased and occupied.  Excluding properties sold, the Company retained 91.7% of its tenants.

Paul T. Ahern, Chief Investment Officer, commented, “Consistent with our recycling business model, we continue to sell stabilized assets to fund new value-added investments.  To meet expanding demand, this year we acquired 920,520 square feet of vacancy in seven buildings, which we expect to retenant on favorable terms.  This strategy creates higher vacancy in the short-term, but significant share value upon lease-up.”

“We continue to see good activity in the Chicago industrial marketplace.  In 2005, we have a relatively low level of lease expirations.  This will allow us to focus on leasing up vacancy, while also continuing to find opportunities to provide relocation or expansion services to our existing tenants, both significant parts of our value-added strategy.”

CenterPoint Venture, LLC

CenterPoint Venture LLC, a joint venture between CenterPoint’s taxable subsidiary and CalEast Industrial Investors, LLC (a real estate operating company owned by The State of California Public Employees’ Retirement System and LaSalle Investment Management, Inc.) was formed in January 2000.

In September 2004, all parties agreed to a five-year extension and expansion.  The venture’s equity commitments have increased to $200 million from CalEast and $67 million from CenterPoint. Concurrently, the venture renewed its line of credit and expanded its capacity to $150 million. CenterPoint expects the reformulated venture to undertake up to double its historic activity.

CenterPoint Venture will continue to invest in ‘institutional quality’ opportunities outside the Company’s value-added investment focus. The venture improves, packages and then sells these assets to more fixed-income oriented investors. The renegotiated venture also expects to engage in more land acquisition and build-to-suit development than it has in the past.

“With improved terms and expanded commitments, our partnership with CalEast continues to be an attractive and important source of capital for CenterPoint,” stated James N. Clewlow, Senior Vice President of Investments.  “Our venture with CalEast not only helps us fund expanding opportunities, but it is an excellent source of new opportunities as well.  Over the last four years, about half the $600 million in activity between CenterPoint and CalEast have been transactions outside the venture.”

CenterPoint Venture contributed FFO of $0.03 year-to-date 2004.  As of September 30, 2004, assets in CenterPoint Venture totaled $120.0 million.  In August 2004, CenterPoint Venture sold a building as part of the industrial portfolio sale to a private investor.

Financial Flexibility

At September 30, CenterPoint had a total of $882.0 million of senior debt outstanding producing a debt to total market capitalization of 29.3%.  For the third quarter 2004, debt service coverage was 5.9 to 1 and fixed charge coverage was 5.6 to 1.  Currently, CenterPoint’s total debt bears a weighted average interest rate of 4.8%.

A portion of the Prime industrial portfolio acquisition was immediately financed with $24.9 million of tax-exempt debt.  An additional $23.2 million of tax-exempt debt will be remarketed in January 2005 for a total of $48.1 million of such debt associated with the transaction.  This would bring CenterPoint’s total tax-exempt debt to $142.3 million.  CenterPoint’s tax-exempt bonds currently bear an interest rate of approximately 1.5%.

“We will continue to fund much of our higher-growth opportunities with proceeds from profitable stabilized asset sales. Other supplemental capital remains attractive and plentiful, including funds from joint ventures, governments and tax-exempt debt,” stated Paul S. Fisher, Chief Financial Officer.

Chicago Industrial Market

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, CenterPoint estimates gross absorption in the 1.3-billion-square-foot Chicago Industrial Property Market was 37 million square feet for the first nine months 2004.  The submarkets with the greatest gross absorption were O’Hare (5.6 million square feet), the Southwest Suburbs (5.2 million square feet) and Central DuPage County (3.5 million square feet).

Market-wide vacancy for the third quarter 2004 was estimated to be flat at 9.0% and construction completions through the third quarter 2004 were estimated at 11.9 million square feet.

Dividends

CenterPoint’s Board of Trustees declared a fourth quarter dividend of $0.39 per common share, to be paid November 1, 2004 to shareholders of record October 21, 2004. On an annualized basis, this equates to $1.56 per share for the year 2004.

The Board also declared a dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT B) to be paid December 31, 2004 to shareholders of record December 15, 2004.

For the third quarter 2004, the Company’s FFO payout ratio was 60%.

Executive Transition and Promotions

In September 2004, CenterPoint announced that its Board of Directors approved a management transition and four executive promotions, which will go into effect January 1, 2005.  Under this plan, John S. Gates, Jr., CenterPoint’s Co-Chairman and Chief Executive Officer, will relinquish the CEO title and will transition to the role of an active Co-Chairman of the Board focusing on strategic, capital allocation and industry matters.  Concurrently, Michael M. Mullen, President and Chief Operating Officer, will become Chief Executive Officer.  Mr. Mullen joined one of CenterPoint’s predecessor companies in 1984 and has served as President since December 2001.

Paul S. Fisher, who joined the Company in 1991 as Chief Financial Officer, will take on the additional role of President.  Paul T. Ahern, Chief Investment Officer, will assume the title of Executive Vice President and Chief Operating Officer.  Mr. Ahern will be responsible for managing and adding value to the CenterPoint operating portfolio.  James N. Clewlow, Senior Vice President of Investments, will be named Executive Vice President and Chief Investment Officer, responsible for the Company’s acquisitions and dispositions.  Mr. Clewlow joined CenterPoint in 1997 and has executed in excess of $1 billion in investments.  He has also had day-to-day responsibility for CenterPoint Venture LLC since its inception and will continue in that role.

Mr. Mullen remarked, “I look forward to building upon CenterPoint’s success.  While the ‘batting order’ has changed, our team, our focus and our strategies have not.  No one – John included – is leaving.  Rather, we are simply reallocating our duties.  We will continue to focus on building our franchise and our ability to add value to industrial property in the metropolitan Chicago market.  I am confident in the team we have assembled over the years and look forward to the opportunities that lie ahead.”

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3-billion-square-foot Chicago regional market.  It currently owns and operates approximately 37 million square feet and the Company and its affiliates own or control an additional 3,138 acres of land upon which approximately 48 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of September 30, 2004.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

An Investor conference call will be held Wednesday, October 27, 2004 beginning 1:00 p.m. CDT, 2:00 p.m. EDT.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. on Wednesday, October 27, 2004 at 7:00 p.m. CDT. The replay number is 888-266-2081, passcode 575774.

Supplemental financial and operating information will be available on the Company’s website at www.centerpoint-prop.com after 8:00 p.m. CT on October 26, 2004.

Financial Statements to Follow…

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
Assets:
Investment in real estate:
Land	$220,872	$194,965
Buildings	860,579	824,248
Building improvements	160,636	148,519
Furniture, fixtures, and equipment	25,776	24,516
Construction in progress	158,543	150,126
	1,426,406	1,342,374
Less accumulated depreciation	(186,607)	(169,387)
Real estate held for sale, net of depreciation	3,155	6,302
Net investment in real estate	1,242,954	1,179,289

Cash and cash equivalents	2,540	231
Restricted cash	103,209	42,520
Tenant accounts receivable, net	39,268	36,891
Mortgage and notes receivable (1)	17,845	63,084
Investment in and advances to affiliate	18,443	47,139
Prepaid expenses and other assets	22,205	21,799
Deferred expenses, net	31,469	28,289

	$1,477,933	$1,419,242

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (2)	$45,605	$26,955
Senior unsecured debt	550,000	500,000
Tax-exempt debt	94,210	94,210
Line of credit	192,200	213,700
Accounts payable	21,921	19,707
Accrued expenses	66,890	70,275
Rents received in advance and security deposits	11,678	11,894

	982,504	936,741

Shareholders’ equity:
Preferred equity	17,569	47,118
Common equity	523,986	487,978
Retained earnings (deficit)	(29,741)	(37,253)
Other comprehensive loss	(6,851)	(5,924)
Unearned compensation - restricted shares	(9,534)	(9,418)

	495,429	482,501

	$1,477,933	$1,419,242

(1)     December 31, 2003 balance includes TIF notes receivable of $24,335

(2)     September 30, 2004 balance includes non-recourse TIF debt of $23,791.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$29,620	$25,503	$88,941	$75,229
Straight-line rents	1,497	1,485	2,959	2,094
Expense reimbursements	8,978	7,526	26,978	22,736
Mortgage interest income	174	343	688	1,032
Real estate fee income	167	3,608	10,215	10,479

Total revenue	40,436	38,465	129,781	111,570

Expenses:
Real estate taxes	8,947	7,236	26,798	22,604
Property operating and leasing	7,992	5,444	24,363	17,405
General and administrative	2,797	1,785	7,186	5,287
Depreciation and amortization	9,578	8,212	28,657	23,652

Total expenses	29,314	22,677	87,004	68,948

Other income/(expense)
Interest income	425	429	1,361	1,785
Interest expense	(8,844)	(6,847)	(23,588)	(18,400)
Amortization of deferred financing costs	(932)	(741)	(2,606)	(2,495)

Total other income/(expenses)	(9,351)	(7,159)	(24,833)	(19,110)

Income from continuing operations before income taxes and equity in net income of affiliate	1,771	8,629	17,944	23,512

(Provision for) benefit from income tax expense	303	(1,384)	740	(1,716)
Equity in net income of affiliate (1)	683	780	1,466	1,489
Gain from sale of equity interest	—	—	5,851	—
Income from continuing operations	2,757	8,025	26,001	23,285
Discontinued operations:
Gain on sale, net of tax (2)	26,570	6,248	35,687	23,742
Income from operations, net of tax	951	2,791	4,053	7,795

Income before gain on sale of real estate and cumulative effect of change in accounting principle	30,278	17,064	65,741	54,822

Gain on sale of real estate, net of tax (2)	—	2,084	177	4,999

Income before cumulative effect of change in accounting principle	30,278	19,148	65,918	59,821

Cumulative effect of change in accounting principle (3)	—	—	—	6,528

Net Income	30,278	19,148	65,918	66,349

Preferred dividends	(368)	(1,158)	(2,092)	(8,677)
Net income available to common shareholders	$29,910	$17,990	$63,826	$57,672

Basic EPS (4):
Income available to common shareholders from continuing operations	$0.05	$0.19	$0.51	$0.43
Discontinued operations	0.58	0.20	0.85	0.69
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.63	$0.39	$1.36	$1.26

Diluted EPS (4):
Income available to common shareholders from continuing operations	$0.05	$0.19	$0.49	$0.41
Discontinued operations	0.55	0.19	0.82	0.67
Cumulative effect of change in accounting principle	—	—	—	0.14
Net income available to common shareholders	$0.60	$0.38	$1.31	$1.22

Distributions per share (4)	$0.390	$0.304	$1.170	$0.911

(1)     Results of investments accounted on the equity basis include CenterPoint Venture, LLC, and Chicago Manufacturing Campus, LLC.  See summary financial statements in the supplemental schedules.

(2)     For the quarter ended September 30, 2004 and 2003, gains are attributed to $99,023 and $34,999 of dispositions, respectively. For the year ended September 30, 2004 and 2003, gains are attributed to $182,308 and $91,529 of dispositions, respectively.

(3)     See press release dated January 22, 2004.

(4)     The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$29,910	$17,990	$63,826	$57,672
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	9,404	7,966	28,065	22,895
Discontinued operations	442	1,090	1,675	3,327
Unconsolidated subsidiaries	181	277	682	483
Accumulated depreciation and amortization of intangibles on sold industrial assets, net of tax	(7,646)	(679)	(10,618)	(2,015)
Cumulative effect of change in accounting principle for 2002	—	—	—	(6,528)

Funds from operations	$32,291	$26,644	$83,630	$75,834

Funds from operations per share	$0.65	$0.56	$1.72	$1.60

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$29,910	$17,990	$63,826	$57,672
Add back/(deduct):
Preferred dividends	368	1,158	2,092	8,677
Interest incurred, net	8,419	6,418	22,227	16,615
Depreciation and amortization	9,578	8,212	28,657	23,652
Amortization of deferred financing costs	932	741	2,606	2,495
Provision for income taxes expense (benefit)	(303)	1,384	(740)	1,716
Provision for income taxes expense (benefit) from gain on sale	—	(331)	112	(38)
Cumulative effect of change in accounting principle	—	—	—	(6,528)
Discontinued operations:
Interest incurred, net	—	301	—	1,661
Depreciation and amortization	442	1,090	1,675	3,327
Provision for income taxes expense (benefit) from operations	(1)	415	(35)	243
Provision for income taxes expense (benefit) from gain on sale	—	—	234	(362)
EBITDA	$49,345	$37,378	$120,654	$109,130

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	49,345	37,378	120,654	109,130

Interest incurred, net	8,419	6,418	22,227	16,615
Interest incurred, net from discontinued operations	—	301	—	1,661
Debt service (B)	$8,419	$6,719	$22,227	$18,276

EBITDA to debt service coverage ratio (A/B)	5.9	5.6	5.4	6.0

Debt service	8,419	6,719	22,227	18,276
Preferred dividends	368	1,158	2,092	8,677
Fixed charge (C)	$8,787	$7,877	$24,319	$26,953

EBITDA to fixed charge coverage ratio (A/C)	5.6	4.7	5.0	4.0

Annualized FFO return on common equity

FFO return on common equity	24.7%	21.8%	21.3%	20.7%

Capitalized interest	$1,297	$2,196	$4,755	$6,584

Reconciliation of average shares outstanding
Basic Shares - GAAP	47,847,791	46,021,932	46,989,220	45,913,580
Add: Stock options/grants - common share equivalents	1,757,454	1,492,062	1,719,276	1,357,336
Diluted shares - GAAP/FFO	49,605,245	47,513,994	48,708,496	47,270,916

CENTERPOINT PROPERTIES TRUST AND SUBSIDIARIES

THIRD QUARTER 2004 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income, excluding straight line rents, divided by total project cost, adjusted for tax increment financing.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDAstands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the Company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.